Exhibit 99.1

PRESS RELEASE

For Immediate Release:  April 10, 2003

Contact:

Valerie Newsom

Phone:    432.684.0301

vnewsom@cap-rock.net

Cap Rock Energy Reports Earnings for 2002

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX:  RKE) today reported net income of $8.776 million for the year ended December 31, 2002, or $6.74 earnings per share.  The prior period, which reflected net income of $4.43 million, was a nine month transition period because the Company changed its year-end from March to December.

“Our results speak for themselves,” states David W. Pruitt, President and CEO of Cap Rock Energy.  “We will remain steadfast to our core principles of providing outstanding service and reliability to our customers, while creating above average value for our shareholders.  We are in the process of completing the last step of the transformation from an electric cooperative to a public stock company, and have braved a full year of unprecedented challenges and changes.”

Detailed below are financial highlights for Cap Rock Energy for the years ended 2002 and 2001:

	Year ended
(in thousands, except per share data)	December 31, 2002	December 31, 2001

Operating revenues	$74,637	$73,412
Operating income	$14,673	$12,691
Net income	$8,776	$4,834
Pro forma earnings per share		$3.71
Earnings per share	$6.74

Total assets	$211,294	$214,459
Total debt	$181,976	$190,863
Equity	$14,738	$7,672

A primary factor in the increase in net income for 2002 is the reduction in interest expense on mortgage debt as compared to the same twelve month period for 2001, because long-term variable interest rates dropped 1.3% between the comparable periods.  In December 2002, the Company was able to fix the interest rate on the majority of its mortgage debt at 3.35%, 4.2% and 4.7%, for periods of one, two and three years, respectively.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.